EXHIBIT 23.3

                        CONSENT OF MOORES ROWLAND MAZARS





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[LETTERHEAD OF MOORES ROWLAND MAZARS]



Our ref.: MS/JY/Z053/ABA2/

May 31, 2004

The Board of Directors
China Pharmaceuticals Corporation
3753 Howard Hughes Parkway #200
Las Vegas
Nevada 89109
United States


Dear Sirs

CHINA PHARMACEUTICALS CORPORATION (THE "COMPANY")

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Reoffer Prospectus of the Company and to the incorporation by reference therein of our report dated April 30, 2004 with respect to the consolidated financial statements of Zhejiang University Pharmaceutical Co., Ltd. for the years ended December 31, 2002 and 2003 filed with the Securities and Exchange Commission.



Yours faithfully


/s/     MOORES ROWLAND MAZARS